EXHIBIT 99.1

Winland Electronics, Inc. Reports Fourth Quarter, Full-Year 2010 Results

Mankato, Minn. / March 30, 2011 - Winland Electronics, Inc. (NYSE Amex: WEX) today announced net sales of its Proprietary Environmental Monitoring products for the fourth quarter of 2010 were $868,000, up 6 percent over the comparable period of 2009.  The Company reported a net loss of $1.9 million or $0.50 per basic and diluted share for the quarter.

As announced on January 3, 2011, the Company completed the sale of its Electronic Manufacturing Services (EMS) business unit to Nortech Systems, Incorporated.  The EMS business is reported as discontinued operations.

The Company recorded an operating loss for the fourth quarter of 2010 of $858,000 versus an operating loss of $284,000 for the same period in 2009.  Gross margins were significantly impacted by under utilization of manufacturing costs dropping from 36.3 percent to 21.0 percent.  Operating expenses for the fourth quarter of 2010 were $1.0 million, a 79 percent increase over 2009 fourth quarter.  The substantial increase was primarily due to net effect of severance packages paid to the Company’s previous chief executive and chief financial officer and increased professional fees.

“Our investment in sales and marketing continued to increase market awareness of the solutions our products offer in monitoring critical environments,” said Brian Lawrence, Chief Financial Officer and Senior Vice President.  “Sales were up 6 percent over 2009 and have returned to levels consistent with 2008, but were not enough to offset one-time charges related to the sale of our EMS business.”

Full Year results

Proprietary Products net sales for the year ended December 31, 2010 were $3.3 million, up $126,000, or 4 percent, versus the year ended December 31, 2009.  The increased sales were the result primarily of a 5 percent increase in sales to the Company’s largest distributor. The Company reported a net loss (including discontinued operations) of $3.5 million, or $0.96 per basic and diluted share for the year ended December 31, 2010, compared to the $1.5 million net loss, or $0.42 per basic and diluted share, for the same period of 2009.

On an operating basis, Winland reported a loss of $1.9 million and $1.8 million for the years ended December 31, 2010 and 2009, respectively. The Company’s gross margin was 35.6 percent in 2010, down from the 41.6 percent reported for 2009, the result of capacity utilization-related factors.

General and Administrative expenses were $2.1 million for the year ended December 31, 2010, an increase of $79,000 compared to the same time period a year ago.  The increase was primarily due to increased salary expenses of $162,000 relating to severance packages of $358,000 for the Company’s previous chief executive officer and chief financial officer, offset by other reduced salaries expenses of $196,000 from headcount reductions.  In addition, the Company incurred increased professional fees of $56,000 primarily related to engaging financial management consultants throughout the year.

Full-year sales and marketing expenses were $970,000 for 2010, a decrease of $94,000 in 2009.  The decrease was due to reduced salaries expenses of $79,000 and reduced advertising expenses of $49,000.

These cost savings were partially offset by increased commissions of $99,000 paid to manufacturer’s representative agencies.

Discontinued Operations

Winland incurred a loss from discontinued operations, net of tax, of $1.5 million for the year ended December 31, 2010 versus a loss of $153,000 for the comparable period a year ago.  Net sales from discontinued operations were $14.7 million and $19.4 million for the years ended December 31, 2010 and 2009, respectively.

Because the Company’s top three EMS customers’ sales were down $5.1 million year-over-year, Winland experienced under-utilization of fixed overhead expenses and incurred a gross loss from discontinued operations of $530,000 in 2010 versus gross profit of $928,000 in 2009.  Operating expenses related to discontinued operations for 2010 totaled $840,000 compared to $1.0 million in 2009.  The reduction in operating expenses is primarily related to reduced salaries and related expenses of $236,000, reduced professional fees of $19,000 and reduction in bad debt expense of $11,000, partially offset by transaction costs of $122,000 related to the sale of EMS assets.  Interest expense in 2010 for equipment under lease for discontinued operations was $37,000 down $13,000 from 2009.  The Company also experienced $116,000 loss on the disposal of equipment in 2010 with no loss on asset disposals in 2009.

As part of the January sale of its EMS business, Nortech Systems agreed to lease for $5.25 per square foot ($304,500 annually), beginning January 1, 2011 (with Nortech receiving free rent for the 1st year), Winland’s 58,000 square foot manufacturing warehouse and office facility in Mankato.

In 2010 Winland engaged another regional manufacturer’s representative firm, achieving its objective for complete coverage of North America for its Proprietary Products business.  Winland now has a total of six manufacturing representative firms along with its eastern and western sales teams driving sales activities.

“We believe we have some of the most reliable and cost-effective solutions for monitoring critical environments available in the industry,” Lawrence said.  “The completion of the EMS sale will allow our team to focus on getting in front of potential customers to increase market awareness of our propriety products.”

Conference Call Information

Due to the required focus on the sale and transition of the EMS business, the Company has not fully developed its strategic plans for 2011 and thus will not host a conference call to discuss its fourth quarter results.  The Company may reinstitute its quarterly conference calls at some point in the future.

About Winland Electronics

Winland Electronics, Inc. (www.winland.com), is an industry leader in the design and manufacture of critical condition monitoring devices. Products including EnviroAlert, WaterBug, TempAlert and Vehicle Alert, and re designed to monitor critical conditions for industries including healthcare and medical, grocery and food service, commercial and industrial, agriculture and residential. Proudly made in the USA, Winland products are compatible with any hardwire or wireless alarm system and are available worldwide.  Headquartered in Mankato, MN, Winland trades on the NYSE Amex stock exchange under the symbol WEX.

CONTACT:	Brian Lawrence	Tony Carideo
	CFO & Senior Vice President	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2881
	bdlawrence@winland.com	tony@carideogroup.com

Cautionary Statements

Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to the following matters are forward looking statements; (i) that the Company’s investment in sales and marketing continued to increase market awareness of the solutions its products offer in monitoring critical environments and (ii) that the Company has some of the most reliable and cost-effective solutions for monitoring critical environments available in the industry.  These statements involve a variety of risks and uncertainties, known and unknown, including among other risks that (i) the Company’s investment in sales and marketing does not in fact increase market awareness of the solutions its products offer in monitoring critical environments and (ii) that the Company does not in fact have some of the most reliable and cost effective solutions for monitoring critical environments available in the industry.  Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

-    Tables to follow —

WINLAND ELECTRONICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2009	2010	2009
Net sales	$868	$819	$3,317	$3,191
Cost of sales	686	522	2,135	1,863
Gross profit	182	297	1,182	1,328

Operating expenses
General and administrative	806	427	2,143	2,064
Sales and marketing	234	154	970	1,064
Total operating expenses	1,040	581	3,113	3,128

Operating loss	(858)	(284)	(1,931)	(1,800)

Other income (expense)
Interest expense	(99)	(13)	(175)	(49)
Other income (expense), net	(130)	—	8	(10)
Total other expense	(229)	(13)	(167)	(59)

Loss before income taxes	(1,087)	(297)	(2,098)	(1,859)

Income tax benefit (expense)	2	632	89	481
Loss from continuing operations	(1,085)	335	(2,009)	(1,378)
Loss from discontinued operations, net of tax	(781)	(332)	(1,523)	(153)

Net loss	$(1,866)	$3	$(3,532)	$(1,531)

Loss per common share data:
Basic and diluted	$(0.50)	$0.00	$(0.96)	$(0.42)
Loss from continuing operations per common share data:
Basic and diluted	$(0.29)	$0.09	$(0.55)	$(0.38)
Loss from discontinued operations per common share data:
Basic and diluted	$(0.21)	$(0.09)	$(0.41)	$(0.04)
Weighted-average number of common shares outstanding:
Basic and diluted	3,699,230	3,664,395	3,693,009	3,664,395

Winland Electronics, Inc.

Balance Sheets

December 31, 2010 and 2009

(In Thousands)

	December 31,
	2010	2009
Assets
Current Assets
Cash and cash equivalents	$318	$55
Accounts receivable, less allowance for doubtful accounts of $10 and $20 as of December 31, 2010 and 2009, respectively	547	533
Refundable income taxes	277	1,023
Inventories	112	195
Prepaid expenses and other assets	87	171
Current assets of discontinued operations	4,649	5,219
Total current assets	5,990	7,196

Property and Equipment, at cost
Total property and equipment	3,750	4,062
Less accumulated depreciation and amortization	1,447	1,631
Net property and equipment	2,303	2,431
Property and equipment of discontinued operations, net	1,151	1,898
Total assets	$9,444	$11,525

Liabilities and Stockholders’ Equity
Current Liabilities
Revolving line-of-credit	$1,249	$367
Current maturities of long-term debt	448	104
Accounts payable	381	116
Other short-term tax liabilities	68	—
Accrued liabilities:
Compensation	410	51
Other	35	11
Current liabilities of discontinued operations	2,084	1,648
Total current liabilities	4,675	2,297

Long-Term Liabilities
Long-term debt, less current maturities	—	448
Deferred revenue	114	122
Other long-term tax liabilities	—	258
Long-term liabilities of discontinued operations	29	251
Total long-term liabilities	143	1,079
Total liabilities	4,818	3,376

Stockholders’ Equity
Common stock, par value $0.01 per share; authorized 20,000,000 shares; issued and outstanding 3,699,230 shares 2010 and 3,686,435 shares 2009	37	37
Additional paid-in capital	5,025	5,016
Retained earnings (accumulated deficit)	(436)	3,096
Total stockholders’ equity	4,626	8,149
Total liabilities and stockholders’ equity	$9,444	$11,525

Winland Electronics, Inc.

Statements of Cash Flows

Years Ended December 31, 2010 and 2009

(In Thousands)

	2010	2009
Cash Flows From Operating Activities
Net loss	$(3,532)	$(1,531)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	775	816
Non-cash stock based compensation	2	93
Decrease in allowance for doubtful accounts	(29)	78
Loss on disposal of equipment	173	22
Changes in operating assets and liabilities:
Accounts receivable	550	1,000
Refundable income taxes	746	(428)
Inventories	97	1,298
Prepaid expenses and other assets	105	(25)
Accounts payable	1,021	(1,325)
Accrued liabilities, including deferred revenue and other long-term tax liabilities	(81)	(28)
Net cash used in operating activities	(173)	(30)

Cash Flows From Investing Activities
Purchases of property and equipment	(80)	(264)
Proceeds from sale of property and equipment	7	8
Net cash used in investing activities	(73)	(256)

Cash Flows From Financing Activities
Net borrowings on revolving line-of-credit agreement	882	367
Principal payments on long-term borrowings, including capital lease obligations	(380)	(392)
Proceeds from issuance of common stock	7	10
Net cash provided by (used in) financing activities	509	(15)

Net increase (decrease) in cash	263	(301)

Cash and cash equivalents
Beginning of year	55	356
End of year	$318	$55

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$181	$104
Cash receipts from income taxes	$645	$183